Exhibit 99.1

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard

Allentown, PA 18195-1501

www.airproducts.com

Melissa Schaeffer to Succeed Scott Crocco as Air Products’ CFO

Seamless Transition with Scott Crocco’s Planned Retirement and Melissa Schaeffer

Assuming Leadership of Air Products’ Financial Organization

LEHIGH VALLEY, Pa. (July 9, 2021) - Air Products (NYSE:APD) today announced that Executive Vice President and Chief Financial Officer (CFO) Scott Crocco plans to retire on September 30, 2021 following a distinguished, 31-year career with the Company and that Melissa Schaeffer will succeed him as Senior Vice President and CFO on August 10, 2021.

The transition will see Schaeffer assuming leadership responsibility for various aspects of Air Products’ worldwide financial organization—including Controllership, Accounting, Treasury, Tax, Audit, and Shared Business Services. Schaeffer will report to Air Products’ Chairman, President and Chief Executive Officer Seifi Ghasemi.

Commenting on the transition, Ghasemi said, “Looking back over the past seven years of my tenure at Air Products, it is easy to see the deep and lasting impact Scott has had in driving Air Products to become the most profitable industrial gas company in the world. It has been a privilege to work alongside him each day, with his relentless focus on creating value for our shareholders through strong cash flows, strategic capital deployment, and consecutive dividend increases. Most recently, he has led our efforts to position the financing in readiness for the successful closing of the Jazan gasification and power project. Scott’s broader journey over more than three decades with Air Products, which started with him as a participant in the Career Development Program, shows that the opportunities for talented, motivated and committed individuals are limitless at Air Products.

“Now, as Air Products continues to pursue and win significant growth opportunities around the world, I am delighted Melissa is transitioning into the role. She brings tremendous leadership skills; deep, global experience across various aspects of Finance and business; and most importantly, a passion to be the best and to help everyone reach their full potential. I am confident she is the right person with the right skills to continue moving Air Products forward as the global leader providing solutions to the world’s most significant energy and environmental challenges,” Ghasemi added.

Schaeffer joined Air Products in June 2016 as vice president, chief audit executive, responsible for leading the Company’s Audit team, executing proactive compliance monitoring activities, leading investigations, and the Sarbanes Oxley (SOX) compliance program. In 2020, she was appointed vice president, Finance—GEMTE, Americas, Middle East, and India. This role includes financial responsibility for the Americas, the Company’s largest reporting segment, and accountability for financial controllership, financial planning, and analysis-based decision support of the Technology, Engineering, Project Execution, Procurement, Manufacturing, Construction and Start-up functions, as well as Equipment Sales and Plant Support, Liquefied Natural Gas technology and equipment, PRISM® Membrane Systems, Gardner Cryogenics and Rotoflow businesses.

Prior to joining Air Products, Schaeffer held the position of global director, Internal Audit, at Trinseo. She was also employed for 10 years at Ernst & Young, and prior to that, was employed by Siemens, where she participated in a finance leadership development program. She holds a degree in Finance and Accounting from Indiana University and an MBA from Villanova University.

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About Air Products

Air Products (NYSE:APD) is a world-leading industrial gases company in operation for 80 years. Focused on serving energy, environment and emerging markets, the Company provides essential industrial gases, related equipment and applications expertise to customers in dozens of industries, including refining, chemical, metals, electronics, manufacturing, and food and beverage. Air Products is also the global leader in the supply of liquefied natural gas process technology and equipment. The Company develops, engineers, builds, owns and operates some of the world’s largest industrial gas projects, including: gasification projects that sustainably convert abundant natural resources into syngas for the production of high-value power, fuels and chemicals; carbon capture projects; and world-scale carbon-free hydrogen projects supporting global transportation and the energy transition.

The Company had fiscal 2020 sales of $8.9 billion from operations in 50 countries and has a current market capitalization of about $65 billion. More than 19,000 passionate, talented and committed employees from diverse backgrounds are driven by Air Products’ higher purpose to create innovative solutions that benefit the environment, enhance sustainability and address the challenges facing customers, communities, and the world. For more information, visit www.airproducts.com or follow us on LinkedIn, Twitter, Facebook, or Instagram.

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Media Inquiries:

Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com

Investor Inquiries:

Simon Moore, tel: (610) 481-7461; email: mooresr@airproducts.com